CERTIFICATE OF DESIGNATIONS OF
SERIES A PREFERRED STOCK,
PAR VALUE US$0.001 PER SHARE, OF
CHINA MEDIAEXPRESS HOLDINGS, INC.

Pursuant to Sections 151 and 103 of the
General Corporation Law of the State of Delaware

CHINA MEDIAEXPRESS HOLDINGS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), certifies that pursuant to the authority contained in its Restated Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of the Company has duly approved and adopted the following resolution on January 8, 2010, and the resolution was adopted by all necessary action on the part of the Company:

RESOLVED, that pursuant to the authority vested in the Board by the Certificate of Incorporation and Section 151 of the General Corporation Law of the State of Delaware, the Board does hereby designate, create, authorize and provide for the issue of one million (1,000,000) shares of Preferred Stock, with a par value of US$0.001, and having the voting powers and such designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions that are set forth in this resolution of the Board pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation and hereby constituting an amendment to the Certificate of Incorporation as follows:

1.           Designation. The designation of the series of preferred stock of the Company is “Series A Preferred Stock,” par value US$0.001 per share (the “Series A Preferred Stock”). Series A Preferred Stock shall be perpetual.

2.           Number of Shares. The authorized number of shares of Series A Preferred Stock is one million (1,000,000).

3.           Defined Terms and Rules of Construction.

(a)           Definitions. Unless otherwise defined herein, as used herein with respect to Series A Preferred Stock:

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York generally are authorized or obligated by law, regulation or executive order to close.

“Bylaws” shall mean the Amended and Restated Bylaws of the Company in effect on the date hereof, as they may be amended from time to time.

“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (in each case however designated) stock issued by the Company.

“Commission” shall mean the U.S. Securities and Exchange Commission, including the staff thereof.

“Certificate of Designations” shall mean this Certificate of Designations relating to Series A Preferred Stock, as it may be amended from time to time.

“Common Stock” shall mean the common stock, par value US$0.001 per share, of the Company.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated by the SEC thereunder.

“Governmental Authority” shall mean any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative.

“Junior Stock” shall mean Common Stock and any other class or series of Capital Stock that ranks junior to Series A Preferred Stock as to the distribution of assets on any liquidation, dissolution or winding up of the Company.

“Original Issuance Date” shall mean January [•], 2010.

“Per Share Issuance Price” shall mean US$30.

“Person” shall mean any individual, association, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, Governmental Authority or any other form of entity.

“PRCCo” shall mean Fujian Fenzhong Media Co., Ltd., a limited liability company operating in the media business established in the People’s Republic of China (the “PRC”).

“Purchase Agreement” shall mean the securities purchase agreement dated January 12, 2010 entered into by and among the Company, Starr Investments Cayman II, Inc. (the “Investor”) and other parties, according to which, the Company agreed to sell to the Investor 1,000,000 shares of Series A Preferred Stock and warrants entitling the Investor to purchase 1,545,455 shares of Common stock (the “Stock Purchase”).

“SEC” shall mean the U.S. Securities and Exchange Commission or any other U.S. federal agency then administering the Securities Act or Exchange Act.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended and the rules and regulations of the SEC thereunder.

“Series A Ownership Percentage” with respect to any Person, as of a particular date of determination, shall mean the percentage determined by a fraction, the numerator of which is the sum of the number of (i) shares of Common Stock held by such Person plus (ii) shares of Common Stock issuable upon (x) the conversion of any shares of Series A Preferred Stock or (y) the exercise of any warrants of the Company, in each case, owned by such Person, and the denominator of which is the total number of shares of Common Stock issued and outstanding, on a fully-diluted and as-converted basis as of the date of determination.

“Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust, variable interest entity or other entity controlled by such Person directly or indirectly through one or more intermediaries.

“VIE Agreements” shall mean all the agreements, contracts and instruments enabling the WFOE to effect control over and consolidate with its financial statements the PRCCo.

“WFOE” shall mean Fujian Zhongheng Express Information Technology Ltd., a limited liability company established in the PRC and a wholly owned Subsidiary of the Company.

(b)           Rules of Construction. Unless the context otherwise requires: (i) a term has the meaning assigned to it herein; (ii) an accounting term not otherwise defined herein has the meaning accorded to it in accordance with generally accepted accounting principals in effect from time to time in the United States, applied on a consistent basis; (iii) words in the singular include the plural, and in the plural include the singular; (iv) “or” is not exclusive; (v) “will” shall be interpreted to express a command; (vi) “including” means including without limitation; (vii) provisions apply to successive events and transactions; (viii) references to any Section or clause refer to the corresponding Section or clause, respectively, of this Certificate of Designations; (ix) any reference to a day or number of days, unless expressly referred to as a Business Day, shall mean the respective calendar day or number of calendar days; (x) references to sections of or rules under the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules, and any term defined by reference to a section of or rule under the Exchange Act shall include Commission and judicial interpretations of such section or rule; (xi) headings are for convenience only.

4.           Liquidation Rights.

(a)           Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Company (a “Liquidation Event”), whether voluntary or involuntary, holders of Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock, out of the assets of the Company or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Company, and after satisfaction of all liabilities and obligations to creditors of the Company, before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Stock, an amount (the “Liquidation Preference”) equal to the greater of (1) the sum of US$30 per share and (2) the per share amount of all cash, securities and other property (such securities or other property having a value equal to its fair market value as reasonably determined by the Board) to be distributed in respect of Common Stock such holder would have been entitled to receive had it converted such Series A Preferred Stock immediately prior to the date fixed for such liquidation, dissolution or winding up of the Company.

(b)           Partial Payment. If in connection with any distribution described in Section 4(a) above the assets of the Company or proceeds thereof are not sufficient to pay the Liquidation Preference in full to all holders of Series A Preferred Stock, the amounts paid to the holders of Series A Preferred Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series A Preferred Stock.

5.           Conversion.

(a)           Mechanics. Each share of Series A Preferred Stock may be converted on any date, from time to time, at the option of the holder thereof, into the number of shares of Common Stock (the “Per Share Amount”) equal to the quotient of (i) the Per Share Issuance Price divided by (ii) the Conversion Price (as defined below) in effect at such time (a “Conversion”). The “Conversion Price” shall initially be US$10.00, and shall be subject to adjustment as provided in Sections 5(c) – 5(d) below.

The right of conversion attaching to any shares of Series A Preferred Stock may be exercised by the holders thereof by delivering the shares to be converted to the office of the Company, accompanied by a duly signed and completed notice of conversion in the form attached as Exhibit A. The conversion date shall be the date on which the shares of Series A Preferred Stock and the duly signed and completed notice of conversion are received by the Company. The Person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of such conversion date, and such Person or Persons shall cease to be a record holder of Series A Preferred Stock on that date. As promptly as practicable on or after the conversion date (and in any event no later than three (3) Business Days thereafter), the Company shall issue the number of whole shares of Common Stock issuable upon conversion. Such delivery shall be made, at the option of the applicable holder, in certificated form (with appropriate legends, if necessary) or by book-entry, if permissible by law. Any such certificate or certificates shall be delivered by the Company to the appropriate holder on a book-entry basis or by mailing certificates evidencing the shares to the holders at their respective addresses as set forth in the conversion notice.

(b)           Mandatory Conversion. Each share of Series A Preferred Stock shall be mandatorily converted into an appropriate number of shares of Common Stock in accordance with Section 5(a) above upon the earliest to occur of (i) the date that is four (4) years after the Original Issuance Date, (ii) the market capitalization of the Company equals or exceeds US$1.2 billion, or (iii) the closing price of Common Stock has been at least US$25 per share for any twenty (20) consecutive trading days within a thirty (30) trading day period. .

(c)           Adjustment for Stock Dividends, Stock Splits and Combinations. If the Company shall at any time or from time to time after the Original Issuance Date effect a subdivision of the outstanding Common Stock or a stock dividend, distribution, recapitalization or similar event, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Original Issuance Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(d)           Adjustment for Merger or Reorganization, etc. In the case of any consolidation or merger of the Company (a “Merger”) with or into another corporation (a “Third Party Acquiror”) (except one in which the holders of Capital Stock of the Company immediately prior to such Merger continue to hold a majority of the voting power of the capital stock of the surviving or acquiring corporation (on a fully diluted basis) immediately after such Merger), each share of Series A Preferred Stock that remains outstanding immediately prior to the effective date of such Merger (the “Effective Date”) shall thereafter be convertible (or shall be converted into or exchanged for a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion of one share of Series A Preferred Stock would have been entitled upon such Merger (“Conversion Option”); provided, however, that should any holder of Series A Preferred Stock notify the Company not later than twenty (20) Business Days after the first public announcement by the Company  that it has entered into a definitive agreement (a “Definitive Agreement”) with respect to such Merger that such holder does not wish for one or more of its shares to be treated in the manner of the Conversion Option, such holder shall, at the sole option of the Third Party Acquiror, upon the effectiveness of the Merger (i) receive, without interest cash in an amount equal to the number of shares of Common Stock into which the number of shares of Series A Preferred Stock designated in such holder’s notice would have been converted effective immediately prior to the effective date of the conversion or merger multiplied by the fair market value of the consideration per share of Common Stock issuable to each other holder of shares of Common Stock in connection with such consolidation or merger, which fair market value, (1) in the case of publicly-traded equity securities to be issued in the Merger the amount of which is to be determined based on a fixed exchange ratio, shall be equal to the average closing price of such securities during the twenty (20) consecutive trading days before and excluding the Effective Date, as reported by the primary exchange or quotation system on which such securities are traded, (2) in the case of publicly-traded equity securities to be issued in the Merger the amount of which is to be determined with reference to an average trading price per share for such equity securities determined over a specified time period before the Effective Date, shall be equal to such average trading price, (3) in the case of any other securities or property, shall be valued using customary commercial valuation methods without giving any effect to discounts for illiquidity, restrictions on transfer or minority ownership status, and (4) in the case of publicly-traded equity securities or other securities or property to be issued in the Merger together with cash, shall be the sum of the actual cash amount plus the fair market value of such equity securities determined as provided in the preceding clauses (1), (2) or (3), as applicable; or (ii) be convertible into the kind and amount of shares of stock or other securities of the Third Party Acquiror with rights, privileges and preferences commensurate with the rights, preferences and privileges of Series A Preferred Stock, with the Conversion Price and other terms of Series A Preferred Stock (excluding the Liquidation Preference or Per Share Issuance Price) proportionally adjusted to give effect to the relative stock prices of the Company and the Third Party Acquiror as of immediately before the Effective Date, and upon the effectiveness of the Merger such shares of Series A Preferred Stock shall be cancelled. The Third Party Acquiror shall notify each holder of Series A Preferred Stock of its election to offer the consideration described in clause (i) or (ii) of this Section 5(d) not later than five (5) Business Days after the first public announcement by the Company that it has entered into a definitive agreement with respect to such Merger.  If the Third Party elects to provide the consideration in clause (ii), it shall include in its notice the form of the new security to be issued.

(e)           Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Section 5(c) – 5(d), the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms of this Section 5 and furnish to each holder of Series A Preferred Stock a certificate setting forth the adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock which would then be received upon conversion of Series A Preferred Stock.

(f)           Successive Adjustments. The provision for adjustments in Sections 5(c) – 5(d) shall apply in each successive instance in which an adjustment is required thereby.

(g)           Fractional of Shares. No fractional shares of Common Stock shall be issued by the Company upon conversion of Series A Preferred Stock.  All shares of Common Stock (including fractions thereof) issuable upon Conversion of more than one share of Series A Preferred Stock represented by a single certificate shall be aggregated for purposes of determining whether the Conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the Conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash in an amount equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board) on the date of Conversion and shall pay such amount concurrently with the delivery of certificates representing the shares of Common Stock issued upon such Conversion.

(h)           Common Stock Reserved for Issuance. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be (i) duly authorized, validly issued and fully paid and nonassessable, (ii) shall rank pari passu with the other shares of Common Stock outstanding from time to time and (iii) shall be approved for listing on the principal national securities exchange on which Common Stock is listed or admitted to trading.

(i)           No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such actions as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock against impairment.

(j)           Taxes. The Company shall pay any and all transfer taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

6.           Voting Rights.

(a)           General. The holders of shares of Series A Preferred Stock shall be entitled to vote with the holders of shares of Common Stock on all matters submitted to a vote of shareholders of the Company.  Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes, rounded down to the nearest whole number, equal to the number of shares of Common Stock into which all shares of Series A Preferred Stock held of record by such holder could then be converted pursuant to Section 5 at the record date for the determination of the shareholders entitled to vote on such matter (or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is first executed), multiplied by a fraction, the numerator of which shall equal US$10 and the denominator of which shall equal the closing price of Common Stock on the NYSE Amex LLC on the date of the Purchase Agreement.. The holders of shares of Series A Preferred Stock shall be entitled to notice of any meeting of shareholders of the Company in accordance with the Bylaws.

(b)           Class Voting Rights as to Particular Matters. For so long as the Investor’s Series A Ownership Percentage is greater than or equal to 3% (the “Preferred Threshold”), the affirmative vote or consent of the holder(s) of at least a majority of shares of Series A Preferred Stock then outstanding shall be necessary for effecting any of the actions described in clauses (1) through (3) below:

(1)          any amendment, alteration or repeal of any provision of the Certificate of Incorporation or the Certificate of Designations or the Bylaws of the Company or those of its Subsidiaries so as to adversely affect the relative rights, preferences, privileges or voting powers of Series A Preferred Stock or Section 6(c) below relating to the Preferred Director (as defined below); or

(2)          any increase or decrease the total number of authorized shares of Series A Preferred Stock; or

(3)          any material amendments to the VIE Agreements.

(c)           Preferred Director. The holders of Series A Preferred Stock, voting separately as a class, shall be entitled at each annual meeting of the stockholders of the Company or at any special meeting called for the purpose of electing directors to elect one (1) director to the Board (the “Preferred Director”) for so long as the Investor maintains the Preferred Threshold.  The initial Preferred Director shall be the Person designated by the Investor on the Original Issuance Date, who shall take office effective as of the Original Issuance Date, and shall serve until his or her successor is duly appointed.  A Preferred Director may only be removed and replaced by the holders of at least of a majority of shares of Series A Preferred Stock then outstanding, at a vote of the then outstanding shares of Series A Preferred Stock, voting as a single class, at a meeting called for such purpose (or by written consent in lieu of such a meeting).  In the event any Preferred Director shall resign prior to the expiration of the term for which he is elected to serve on the Board, then the holders of Series A Preferred Stock shall have the right to nominate for election by the Board a replacement, provided that the holders of Series A Preferred Stock are entitled to elect such Preferred Director pursuant to this Certificate of Designations.

Notwithstanding anything to the contrary, if the holders of Series A Preferred Stock shall cease to have the right to appoint the Preferred Director pursuant to the terms hereof: (i) the Preferred Director shall promptly submit his or her resignation and the other directors of the Board shall decide, by the affirmative vote of a majority of such directors, whether to accept such resignation and, if such resignation is accepted, whether to decrease the size of the Board to eliminate such vacancy in accordance with the Company’s Bylaws; and (ii) Section 6(c) shall have no further force and effect.

7.           Notices. All notices or communications in respect of Series A Preferred Stock shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile, on the next Business Day, (iii) five days after having been sent by registered or certified U.S. mail, return receipt requested, postage prepaid, or (iv) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt.  All notices to holders of Series A Preferred Stock shall be addressed to the holders of record at the address of such holders appearing on the books of the Company and if any such holder of record has provided the Company with the address of its counsel in writing, a copy of such notice shall be delivered to such counsel at such address.

8.           Replacement Certificates. The Company shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Company. The Company shall replace any certificate that become destroyed, stolen or lost at the holder’s expense upon delivery to the Company of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost.

9.           Severability of Provisions. If any right, preference or limitation of Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed and acknowledged by its undersigned duly authorized officer this ____ day of _________, 2010.

CHINA MEDIAEXPRESS HOLDINGS, INC.

By:

Name:
Title:

[Signature Page to Certificate of Designations]

Exhibit A

FORM OF CONVERSION NOTICE

Date: __________
To: China MediaExpress Holdings, Inc.

1.
Reference is hereby made to the Certificate of Designations of China MediaExpress Holding, Inc. dated __________ (the “Certificate of Designations”).  Capitalized terms used herein, unless defined otherwise, shall have the meanings ascribed to them in the Certificate of Designations.

2.	The undersigned hereby elects to convert __________shares of Series A Preferred Stock into __________shares of Common Stock pursuant to the Certificate of Designations.

3.	Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

4.	Please issue a new certificate(s) for the unconverted portion of the attached share certificate(s) in the name of the undersigned or in such other name as is specified below:

Name: